Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 No. 333-200722) and in the related Prospectuses of The Clorox Company, and

(2)	Registration Statements (Form S-8 Nos. 33-41131, including post effective amendments No. 1 and No. 2, 33-56565, 33-56563, 333-29375, 333-16969, 333-44675, 333-86783, 333-131487, 333-69455, including post effective amendment No. 1, 333-90386, including the post effective amendment No. 1, and 333-193913) of The Clorox Company;

of our reports dated August 16, 2016, with respect to the consolidated financial statements and schedule of The Clorox Company and the effectiveness of internal control over financial reporting of The Clorox Company included in this Annual Report (Form 10-K) of the Clorox Company for the year ended June 30, 2016.

/s/ Ernst & Young LLP

San Francisco, CA
August 16, 2016